CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 19, 2024, relating to the financial statements and financial highlights of The Chesapeake Growth Fund, a series of The Chesapeake Investment Trust, which are included in Form N-CSR for the year ended October 31, 2024, and to the references to our firm under the headings “Other Important Investment Information” and “Financial Highlights” in the Prospectus, and “Management of the Fund” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

February 27, 2025